Exhibit 23.2

FAX (303) 623-4258

621 SEVENTEENTH STREET    SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The Board of Directors
Synergy Resources Corporation
Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File numbers 333-167216 and 333-172576), Form S-3 (File numbers 333-177123, 333-186726, 333-188364, 333-201732, and 333-206876), and Form S-8 (File numbers 333-191684 and 333-208589) of Synergy Resources Corporation (the “Company”) of our report relating to the Company’s proven oil and gas reserves which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 11, 2016, and information derived from our report included in the Company's Annual Report on Form 10-K for the four months ended December 31, 2015.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
April 22, 2016
Denver, Colorado